bBooth, Inc.
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into between bBooth, Inc., a Nevada corporation (the "Company"), and AARON MEYERSON ("Executive"), and shall be effective as of August 4, 2014 (the "Effective Date"). This Agreement replaces any and all previous employment agreements, including but not limited to, the Executive Employment Agreement (effective date March 11, 2013) made between Executive and Company.
1.            RECITALS
1.1            The Company desires to employ the Executive, and the Executive desires to be so employed by the Company, on the terms and subject to the conditions s t forth in this Agreement.
1.2            As an executive officer of the Company, Executive shall have access to valuable confidential and proprietary information used in the business of the Com any, including financial data, customer data, operational data, trade secrets and other intellectual property that if disclosed to or used by competitors or potential competitors would cause irreparable harm to the Company, and as a result, Executive and the Company desire to provide the: Company with adequate protection from the unauthorized disclosure or use of the Company's confidential and proprietary information.
NOW, THEREFORE, in consideration of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Executive agree as follows:
2.            DEFINITIONS
Certain defined terms not otherwise defined herein shall have the following meanings:
2.1            Affiliate:  "Affiliate" means. with respect to any party, any corporation, limited liability company, partnership. joint venture, firm and/or other entity which Controls, is Controlled by or is under common Control with such party.
2.2            Board of Directors:  "Board of Directors" shall mean the board of directors of the Company.
2.3            Business:  "Business" means (i) the development, production, distribution and exploitation of multi-media, multi-platform entertainment projects, including the project currently known as "The Audition" and all derivative, subsidiary and ancillary rights related thereto; (ii) the furtherance of international and ancillary sales in connection therewith; (iii) the development, manufacture, maintenance and distribution in shopping malls and other venues (in the United States and internationally) of professional-quality recording booths known as "bBooths" to be used for any purpose including (a) in connection with "The Audition", other projects, and derivatives and extensions thereof (e.g. a mobile booth); and (b) in connection with non-bBooth projects through a licensing arrangement or otherwise; (iv) the development and management of The Audition and bBooth and YouTube official websites and other websites and multi-media platforms in connection with the bBooth projects; (v) the developn1ent of music publishing and artist rights management arrangements and (vi) business activities related or incidental thereto and any lawful activity that is in furtherance of such purposes; (collectively the "Projects").

2.4            Termination for Cause: Termination for Cause means (i) conviction of Executive of any felony, (ii) conviction of Executive of any lesser crime involving misappropriation of the property of the Company, (iii) material and willful breach by Executive of the terms or covenants of this Agreement, unless such breach is cured within 30 days of receipt of written notice from the CEO specifying the alleged breach, or (iv) Executive's willful failure to substantially perform his duties hereunder within 30 days after written notice of such failure has been provided to Executive by the CEO.
2.5            Termination without Cause:  Termination without Cause shall mean the Company's termination of Executive's employment hereunder for any reason other than a Termination for Cause as defined in this Agreement.
2.6            Termination for Good Reason:  Termination for Good Reason means any of the following without Executive's prior written consent: (i) any material breach by the Company of the terms or covenants of this Agreement, (ii) any material reduction in Executive's title, salary, position, function or reporting relationship, (iii) any requirement by the Company the Executive regularly work out of an office location that is more that 35 miles from the current location, or (iv) the acquisition of the Company or a substantial portion of its assets by any third party or any other transaction or event (including by way of a sale of assets or equity interests, merger, reorganization or other event) which results in change of control of the Company or its business (in any case a "Change of Control").
2.7            CEO:  "CEO" means Rory J. Cutaia, as Chief Executive Officer and Chairman of the Board of Directors.
2.8            Compensation Committee: "Compensation Committee" shall mean a committee of the Board of Directors that have been delegated responsibility for employee compensation matters or, in the absence thereof, the entire Board of Directors.
2.9            Confidential and Proprietary Information: "Confidential and Proprietary Information" means all proprietary trade secrets and/or proprietary information and any information, concept or idea in whatever form, tangible or intangible, pertaining in any manner to the Business or the business of any Affiliate of the Company, or to the Company's (or any of the Company's Affiliates') customers, clients, consultants, or business associates, unless the information is or becomes publicly known through lawful means (other than disclosure by Executive, unless such disclosure by Executive is made with the express written consent of the CEO or the Board of Directors).
2.10            Control: "Control" means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating assets entitled to vote for the election of directors; and (ii) in the case of non-corporate entities (such as limited liability companies, partnerships or limited partnerships), either (A) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (B) the power to direct the management and policies of the non-corporate entity.
2.11            Covered Entity: "Covered Entity" means every Affiliate of Executive, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Executive has invested in (whether through debt or equity securities), or has contributed any capital or made any advances to, or in which any Affiliate of Executive has an ownership interest or profit sharing percentage, or a firm from which Executive or any Affiliate of Executive receives or is entitled to receive income, compensation or consulting fees in which Executive or any Affiliate of Executive has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement). The agreements of Executive contained herein specifically apply to each entity which is present1y a Covered Entity or which becomes a Covered Entity subsequent to the date of this Agreement. Notwithstanding anything contained in the foregoing provisions to the contrary, the term "Covered Entity" shall not include the Company. any subsidiary of the Company, or any Affiliate of the Company or any such subsidiary.

2.12            Territory: "Territory" means each and every state, county, city or other political subdivision or geographic location in the United States. Territory shall also be expanded to include any country outside the United States in which Company conducts business after the Effective Date.
3.            CAPACITIES AND DUTIES; INDEMNIFICATION
3.1            Positions:  Executive is hereby employed in the capacity of President of the Company. Executive shall report to the CEO. Executive shall have the same status, privileges and responsibilities normally inherent in such capacity in corporations of similar size and character.  Executive will at all times abide by the Company's written personnel policies applicable to similarly situated employees of the Company as in effect from time to time, and will faithfully and to the best of Executive's ability, experience and talents perform all of the duties that may be required of and from Executive pursuant to the terms hereof, consistent with Executive's position. Executive shall perform services to the Company principally at the Company's Los Angeles based headquarters, although travel to bBooth field locations from time to time is anticipated. Notwithstanding the foregoing, Executive may be employed as President of bTV (the Company's TV division), instead of President of the Company, as determined by the CEO, at the same compensation, and such change in title and position shall not be deemed a "Termination" under this Agreement.
3.2            Services:  During the Term, Executive agrees to devote Executive's best efforts and full business time to rendering services to the Company; provided, however, that Executive shall be permitted to serve on the board of directors of various for-profit and non-profit organizations, from time to time, provided (i) such organizations do not compete with the Business in the Territory and (ii) the time expended by Executive in rendering service to such organizations does not, in the aggregate, in the sole determination of the CEO impair Executive's performance of his duties under this Agreement.
3.3            Board Membership:  For so long as Executive remains President of the Company, Executive shall be entitled to serve on the Board of Directors.
3.4            Proprietary Information and Inventions Assignment:  Executive acknowledges and agrees that any and all Confidential and Proprietary Information including all technology and other intellectual property either developed by Executive or such other person or persons while employed or retained by the Company during the Term hereof, shall be the sole and exclusive property of the Company and Executive waives any and all rights and claims thereto, if any.
3.5            Indemnification:  The Company shall, to the maximum extent permitted by law, indemnify and hold harmless Executive for any loss, injury, damage, expense (including reasonable attorneys' fees and costs), claim or demand, arising out of, connected with, or in any manner related to, any act, omission or decision made in good faith while performing services for the Company. The Company's indemnification includes the obligation of the Company to advance expenses incurred by Executive in defending any action or proceeding in advance of their disposition, subject to the Executive agreeing to repay any amounts advanced if it is ultimately determined that the Executive was not entitled to be indemnified. The rights under this section are not exclusive of any other right Executive may be entitled to under law or any insurance policy. Executive shall be covered by the Company's D&O insurance policy.

4.            EMPLOYMENT, TERM, CONFIDENTIAL INFORMATION AND NON-SOLICITATION
4.1            Term:  Executive's employment hereunder shall be deemed "at will" and may be terminated by either party upon 30 days prior written notice as provided for herein.
4.2            Confidential and Proprietary Information:  Executive agrees that he will not, either directly or indirectly, and Executive will not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, divulge to any person or entity or use any of the Confidential and Proprietary Information, except (i) as required in connection with the performance of such Executive's duties to the Company, (ii) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Executive or any Covered Entity which is Controlled by Executive, (iii) as required in response to any summons or subpoena or in connection with any litigation, (iv) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Executive or any Covered Entity which is Controlled by Executive, (v) as required in connection with an audit by any taxing authority, or (vi) is made with the express written consent of the CEO or the Board of Managers. In the event that Executive or any such Covered Entity which is Controlled by Executive is required to disclose Confidential and Proprietary Information pursuant to the foregoing exceptions, Executive shall promptly notify the Company of such pending disclosure and assist the Company (at the Company's expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential and Proprietary Information. If the Company does not obtain such relief after a period that is reasonable under the circumstances, Executive (or such Covered Entity) may disclose that portion of the Confidential and Proprietary Information that such party is advised by counsel that it is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty. In such cases, Executive shall promptly provide the Company with a copy of the Confidential and Proprietary Information so disclosed. Executive further agrees to execute the Company's standard proprietary information and inventions assignment agreement; a copy of which is attached hereto as Exhibit B and incorporated herein by reference.
4.3            Non-Solicitation:  During the Term and for a period of twelve (12) months thereafter, Executive will not, either directly or indirectly and will not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, hire, solicit for hire, take away, interfere with, or attempt to hire, solicit for hire, take away or interfere with (either on such Executive's behalf or on behalf of any other person or entity) any person who is then an employee of the Company or any Affiliate of the Company.
4.4            Enforcement; Remedies:  Executive agrees and acknowledges that the Company has a valid and legitimate business interest in protecting the Business in the Territory from any activity prohibited by Section 4.2 or 4.3 of this Agreement. Executive acknowledges that Executive's expertise in the Business is of a special and unique character which gives this expertise a particular value, and that a breach of Section 4.2 or 4.3 of this Agreement by Executive will cause serious and potentially irreparable harm to the Company. Executive therefore acknowledges that a breach of Section 4.2 or 4.3 of this Agreement by Executive may not be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Executive acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement without any requirement to post bond. Executive acknowledges, however, that no specification in this Agreement of a particular legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Executive.

5.            COMPENSATION AND BENEFITS
For Executive's services, the Company agrees to pay Executive compensation as follows:
5.1            Salary:  Executive shall be paid base compensation equal to a yearly salary of $225,000 to be paid according to the Company's general payroll practices as same may exist from time to time. Executive's base compensation will be subject to annual reviews and increases as approved by the CEO and Board of Director, sin their sole discretion.
5.2            Bonuses:  Executive shall be eligible to receive: (i) an annual bonus in an amount up to $225,000 based upon the attainment of performance targets for the Executive, established each year by Executive and the CEO and approved by the Board of Directors, in their discretion; and (ii) an additional bonus, in an amount up to $225,000 from an employee bonus pool to be established by the Company based upon the attainment of EBITDA targets and other performance and budget objectives set by senior management each year and approved by the CEO and the Board of Directors.
In addition to the incentive based bonuses above, the Executive will be paid the following guaranteed bonus:
(a)	upon signing this Agreement, $25,000, receipt of which is hereby acknowledged by Executive;
(b)	upon the effective date of the Company becoming publicly traded company through the reverse take-over transaction currently contemplated (the "RTO"), $25,000;
(c)	subject to available free cash flow, as determined by the CEO in good faith. the following additional sums:
(i)	$50,000 on or before December 31, 2014, and $50,000 each quarter thereafter until the total sum of $277,460 in guaranteed bonus has been paid.
However, if the Executive's employment with the Company is involuntarily terminated for any reason (Termination For Cause, Termination without Cause, Termination For Good Reason, or in the event of Death or Disability), then the entire unpaid guaranteed bonus shall be paid upon termination.
5.3            Common Equity Interest:  In connection with the RTO transaction currently contemplated, Executive shall receive the issuance of equity in the Company equivalent to that set forth in THE MEYERSON EQUITY AGREEMENT, DATED March 11, 2013 (the "MEA"), a copy of which is attached hereto as EXHIBIT 'A', and upon such issuance the MEA (including the addendum) shall be deemed null and void.
5.4            Reimbursement of Expenses:  The Company shall reimburse Executive for any reasonable business expenses incurred by Executive in the ordinary course of the Company's business in accordance with the Company's reimbursement policies then in effect. These expenses shall be substantiated by invoices and receipts, to be submitted by Executive within the calendar month in which they are incurred.
5.5            Benefits:  During the Term, Executive shall be entitled to receive all benefits of employment generally available to the Company's other executive employees to the extent Executive is eligible for them, except to the extent that such participation in any benefits plan would, in the opinion of the CEO and the Board of Directors, alter the intended tax treatment of such plan. Except as so provided in the immediately preceding sentence, nothing contained herein shall require the Company to offer or continue to provide any particular benefit.

5.6            Vacation:  Executive shall be entitled to four weeks of paid vacation during each one year period during the Term to be taken at such times as the Business allows as determined in consultation with the CEO.
5.7            Withholding:  Executive authorizes the Company to make any and all applicable withholdings of federal and state taxes and other items the Company may be required to deduct, as such items may exist under this Agreement or otherwise from time to time.
5.8            On-Screen Credits:  Executive shall be entitled to receive on-screen producer and/or executive producer credits for Projects commensurate with those received by other senior executives in the Company, and appropriate, as determined by the CEO, for Executive's participation, contribution and role in such Projects. The CEO has determined that Executive may receive an on-screen Executive Producer credit for the project entitled 1'he Audition, subject to approval by any buyer of distributor of the show. The failure of Executive to receive such credit shall not be deemed a breach of this Agreement.
6.            TERMINATION
6.1            Termination For Cause:  Executive's employment under this Agreement may be terminated by the Company without further obligation by the Company, except for payment of any base salary compensation and expense reimbursement accrued and unpaid to the effective date of termination and except as otherwise required by law, upon written notice to Executive of a Termination For Cause. Such notification from the Company shall include such facts as shall be reasonably necessary to apprise Executive of the basis for such Termination For Cause and for Executive to exercise Executive's right to cure under Section 2.4, if applicable. Executive shall remain subject to any pooling, lock-up, shareholders and confidentiality agreements in place at the time of termination.
6.2            Termination Without Cause:  Executive's employment under this Agreement may be terminated by the Company upon written notice to Executive of a Termination Without Cause, per Section 2.5. Upon termination pursuant to this Section, Executive shall be entitled to the following benefits (the "Without Cause Severance Package"): Executive shall receive (i) 3 months pay at Executive's then current salary and (ii) reimbursement for COBRA health insurance costs for 6 months. The Without Cause Severance Package shall be payable to Executive in accordance with the Company's general payroll practices as the same may exist from time to time following a Discharge Without Cause. All equity granted pursuant to the Meyerson Equity Agreement (Exhibit A) shall immediately vest (and the forfeiture provision shall terminate) upon a Termination Without Cause. Executive shall remain subject to any pooling, lock-up, shareholders and confidentiality agreements in place at the time of termination.
6.3            Termination For Good Reason:  Executive's employment under this Agreement may be terminated by Executive upon written notice to the Company of a Termination For Good Reason. Upon termination pursuant to this Section 2.6, Executive shall be entitled to the following benefits (the "Good Reason Severance Package"): Executive shall receive (i) 3 months pay at Executive's then current salary and (ii) reimbursement for COBRA health insurance costs for 6 months. The Good reason Severance Package shall be payable to Executive in accordance with the Company's general payroll practices as the same may exist from time to time following a Termination tor Good Reason. All equity granted pursuant to the Meyerson Equity Agreement (Exhibit A) shall immediately vest (and the forfeiture provision shall terminate) upon a Termination for Good Reason. Executive shall remain subject to any pooling, lock-up, shareholders and confidentiality agreements in place at the time of termination.

6.4            Termination Upon Permanent Disability:  Executive's employment under this Agreement may be immediately terminated by the Company upon written notice to Executive of a termination for the Permanent Disability of Executive. Upon termination pursuant to this Section 6.4, the Executive shall be entitled to receive (i) 3 months pay at Executives then current salary level, and (ii) 6 months reimbursement for COBRA health insurance costs ("Permanent Disability Severance Package"). The Permanent Disability Severance Package shall also include, in addition to the foregoing, all amounts of base salary compensation and expense reimbursement accrued and unpaid to the effective date of termination. Payments made pursuant to the Permanent Disability Severance Package shall be reduced by the amount of any disability benefits paid during and for the same period to Executive under any disability insurance policy provided by the Company as a benefit to Executive. The Permanent Disability Severance Package shall be payable to Executive in accordance with the Company's general payroll practices as the same may exist from time to time following a termination of Executive pursuant to this Section 6.4. Executive shall remain subject to any pooling, lock-up, shareholders and confidentiality agreements in place at the time of termination.
7.            SUCCESSORS AND ASSIGNS
This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive shall not have any right to assign or otherwise transfer this Agreement or any of Executive's rights, duties or any other interest herein (except in connection with any assignment of rights to receive consideration hereunder by or to Executive's estate made upon the death of Executive) to any party without the prior written consent of the Company, and any such purported assignment shall be null and void. Notwithstanding the foregoing, the Company may without obtaining the consent of Executive, assign any or all of its rights and obligations under this Agreement to any of its Affiliates or to its lenders as collateral security. To the extent that the Company assigns its rights and obligations hereunder, the Company shall not be relieved of its obligations hereunder in respect of any such assignment.
8.            SURVIVAL OF RIGHTS AND OBLIGATIONS
The rights and obligations of the parties as stated herein shall survive the termination of this Agreement.
9.            ENTIRE AGREEMENT
9.1            Sole Agreement:  This Agreement (including any attachments and exhibits hereto) contains the parties' sole and entire agreement regarding the subject matter hereof, and supersedes any and all other agreements, understandings, statements and representations of the parties, including, but not limited to, any employment agreement or other agreement regarding Executive's compensation or terms of employment entered into prior to the Effective Date.
9.2            No Other Representations:  The parties acknowledge and agree that, except for those representations specifically referenced herein, no party has made any representations (a) concerning the subject matter hereof, or (b) inducing the other party to execute and deliver this Agreement. The parties have relied on their own judgment in entering into this Agreement.
10.            AMENDMENTS; WAIVERS
This Agreement may only be amended in a writing signed by both the Company and the Executive. The waiver of either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party.

11.            GOVERNING LAW
This Agreement shall be governed pursuant to the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
12.            SEVERABILITY
In the event that any provision or term of this Agreement, or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in this Agreement) is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.
13.            INTERPRETATION; SECTION HEADINGS
The section and subsection headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.
14.            NOTICES

All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, (iii) if given by overnight courier with receipt acknowledgment requested, the next business day following the date sent, or (iv) if given by facsimile or telecopy, upon confirmation of transmission by facsimile or telecopy, provided such notice or other communication is also given by some other means permitted by this Section 13.0, in each case to the parties at the following addresses or such addresses as may be provided from time to time by the Parties:
To the Company:	bBooth, Inc.
	Email:	rory@bbooth.com
	Facsimile:	646-349-1623
	Office Address:	1157 N. Highland Avenue Los Angeles, CA 90038
ATTN: CEO

To Executive:	Aaron Meyerson
1741 Coldwater Canyon Drive Beverly Hills CA 90210

with a copy to:

15.            JOINT PREPARATION
All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel. This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.
16.            THIRD-PARTY BENEFICIARIES
No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization, corporation or entity not a party hereto, and no such other person, firm, organization, corporation or entity shall have any right or cause of action hereunder.
17.            ARBITRATION
Any controversy, claim or dispute involving the parties (or their affiliated persons or entities) directly or indirectly concerning this Agreement, or the subject matter hereof, shall be finally settled by arbitration by the JAMS Comprehensive Arbitration Rules and Procedures, and the arbitration shall be conducted in Los Angeles, California. The arbitration shall be conducted before a single neutral arbitrator with at least ten (10) years of experience who shall be mutually agreed upon by the parties to the dispute or, if the parties are unable to agree upon the choice of the arbitrator, then the arbitrator shall be selected by JAMS in accordance with the foregoing rules. The arbitrator shall apply California law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective Affiliates, and there shall be no appeal therefrom other than from gross negligence or willful misconduct. Notwithstanding the foregoing, claims regarding worker's compensation and unemployment compensation benefits shall not be subject to arbitration under this Agreement
(a)	The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in any appropriate state court in California, and in connection with such action to compel, the laws of California shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.
(b)	Notwithstanding the foregoing, the Company shall be entitled to seek injunctive relief, in any court of competent jurisdiction to enforce this Agreement and this Section 17.0 shall not limit the right of the Company to seek judicial relief pursuant to Section 4.9 of this Agreement without prior arbitration.
(c)	The Company shall pay the costs and fees of the arbitration, with each party bearing their own attorney costs. If Executive prevails in the claim, Executive is entitled to recover attorney's fees and costs as an element of the award.
18.            COOPERATION AND FURTHER ACTIONS
The parties agree to perform any and all acts and to execute and deliver any and all documents necessary or convenient to carry out the terms of this Agreement. In addition, Executive agrees to execute the pooling agreement, lock-up agreement, shareholders agreement and any other agreement deemed necessary by the CEO and /or the Board of Directors in order to effectuate the public offering through RTO or otherwise of its securities, provided the CEO and other similarly situated executives execute the same or equivalent agreements and the Executive's failure to do so will be deen1ed a material breach of this Agreement.

19.            ATTORNEY'S FEES
In the event of any dispute related to or based upon this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees and costs.
20.            COUNTERPARTS
This Agreement may be executed in one or more counterparts, including facsimile and electronically transmitted counterparts, each of which shall be deemed an original and all of which shall be considered one and the same instrument.
21.            INTERNAL REVENUE CODE SECTION 409A
The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the code, and the Department of Treasury Regulations and other interpretive guidance issued thereunder ("Section 409A"), including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, but not limited to, consequences related to Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company, in its sole discretion, determines that any amounts payable hereunder would otherwise be taxable to Executive under Section 409A, the Company may adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines in its sole discretion are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the Effective Date.

bBooth, Inc.
a Nevada Corporation

By:	/s/ Rory J. Cutaia
Name:	RORY J. CUTAIA
Title:	CEO

Executive

/s/ Aaron Meyerson
AARON MEYERSON

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

EXHIBIT A
THE MEYERSON EQUITY AGREEMENT DATED

MEYERSON EQUITY AGREEMENT
Cutaia Media Group, LLC ("CMG" or the "Company"), Rory J. Cutaia, ("Cutaia"), and Aaron Meyerson ("Executive"), (referred to collectively as the "parties") hereby agree as follows:
1.	Position: As of the date of this Agreement, Executive shall serve as President of CMG, and serve on the Board of Managers, in accordance with and pursuant to the Operating Agreement of the Company, as same may be amended from time to time (the "Operating Agreemen"), reporting to the CEO;
2.	Equity Interest: Executive shall be granted 20% of the issued and outstanding equity of CMG, so that the equity holdings as of the effective date of this Agreement (the "effective date") are as follows: Cutaia = 80% and Executive = 20%.
3.	Additional Issuances of Equity:
(a)	the issuance of equity to the following, if, as and when same occurs, shall only be dilutive to the interest held by Cutaia: (i) Kim Watson – not to exceed 2% of the issued and outstanding equity as of the effective date; (ii) Leigh Collier – not to exceed 2% of the issued and outstanding equity as of the effective date; and (iii) Employee Option Pool – not to exceed 10% of the issued and outstanding equity as of the effective date, [(i), (ii), and (iii) hereinafter referred to collectively as the "Cutaia Dilutive Events"]; and
(b)	the issuance of equity in the Series A investor round - not to exceed 30% of the issued and outstanding equity as of the effective date, shall only be dilutive to Cutaia.
(c)	Executive acknowledges and agrees that at such time as the issuance of equity to investors in the Series A investor round (a) exceeds 30% of the issued and outstanding equity as of the effective date; or (b) the Series A round has been closed; whichever occurs first, then any additional issuances of equity, (except from a Cutaia Dilutive Event) shall cause Executives interest to be diluted on a pro rata basis with Cutaia and all other equity holders.
(d)	For the purposes of the calculations set forth in (a), (b), and (c) above, equity shall be defined to include convertible debt issued by CMG and treated as if converted on a fully diluted basis.
4.	Executive shall be issued the same security held by Cutaia, contemplated to be units of Class B Membership Units in the Company (as such term is defined in the Operating Agreement) subject to the provisions of the Operating Agreement, to which Executive shall become a party by executing a joinder agreement thereto.

5.	This Agreement supercedes all other agreements between the parties and may only be amended, supplemented or modified by a writing executed by the parties.
DATED: March 11, 2013
CUTAIA MEDIA GROUP, LLC		EXECUTIVE

	/s/ Rory J. Cutaia	/s/ Aaron Meyerson
By:	Rory J. Cutaia, CEO	Aaron Meyerson